Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
WLR Foods, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-63364 and No. 33-55649), on Form S-3 (No. 33-56775) and on Form S-3(D) (No. 33-54692) of WLR Foods, Inc. of our reports dated August 11, 2000, except for note 17, which is as of September 27, 2000,  relating to the consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of July 1, 2000 and July 3, 1999, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended July 1, 2000, and the related schedule, which reports appear in the July 1, 2000 annual report on Form 10-K of WLR Foods, Inc.

Richmond, Virginia
September 29, 2000